Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Raphael Gross

203-682-8253

investorrelations@carrols.com

Carrols Restaurant Group, Inc. Reports Financial Results for the Second Quarter 2021

Board of Directors Declares Special Cash Dividend of $0.41 per share, returning $25 Million of Capital to Stockholders

SYRACUSE, N.Y. – (BUSINESS WIRE) – August 12, 2021 – Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) today reported its financial results for the second quarter ended July 4, 2021.

Highlights for the Second Quarter of 2021 versus the Second Quarter of 2020 Include:

●	Total restaurant sales increased 15.2% to $424.5 million compared to $368.4 million in the second quarter of 2020;
●	Comparable restaurant sales for the Company's Burger King® restaurants increased 12.6%;
●	Comparable restaurant sales for the Company’s Popeyes® restaurants decreased 5.3%;
●	Adjusted EBITDA(1) decreased to $29.3 million from $38.0 million in the prior year quarter;
●	Adjusted Restaurant-Level EBITDA(1) decreased to $47.9 million from $54.1 million in the prior year quarter;
●	Net Loss was $(9.6) million, or $(0.19) per diluted share, and includes a non-cash extinguishment of debt charge of $8.5 million, compared to Net Income of $7.8 million, or $0.13 per diluted share, in the prior year quarter;
●	Adjusted Net Income(1) was $16,000, or $0.00 per diluted share, compared to Adjusted Net Income of $9.6 million, or $0.16 per diluted share, in the prior year quarter;
●	Free Cash Flow(2) of $4.2 million compared to $48.6 million in the prior year quarter; and
●	Adjusted Leverage Ratio which compares Total Net Debt of the Company, including Unsecured Senior Notes, to Covenant EBITDA (as defined under the senior credit facility) improved to 3.82 times compared to 4.18 times a year ago.

(1)	Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Income (Loss) are non-GAAP financial measures. Refer to the definitions and reconciliation of these measures to net income (loss) or to income (loss) from operations in the tables at the end of this release.
(2)	Free Cash flow is a non-GAAP financial measure. Refer to the definition and reconciliation of this measure in the tables at the end of this release.

Management Commentary

Daniel T. Accordino, Chairman and Chief Executive Officer of Carrols, commented, “Our revenue growth of 15.2% reflects comparable Burger King restaurant sales growth of 12.6% as well as growth from increased contributions from our Burger King restaurants that were temporarily closed last year due to the COVID-19 pandemic. As compared to the same respective weeks of 2019, our Burger King comparable sales in the second quarter of 2021 increased 7.8% driven by 20.9% higher average checks which were partially offset by traffic remaining at 89% of 2019 levels. While all of our Burger King restaurant dayparts improved in the second quarter of 2021 and our delivery sales mix reached 5.0% in June, trends slowed sequentially as we began to lap tougher comparisons from last year. The customer response to Burger King’s new chicken sandwich, which was officially launched in June, was positive, doubling our crispy chicken sandwich daily unit sales compared to year-earlier levels. Sales of the new chicken sandwich have been stronger in our Northeast and Midwest regions than in our Southcentral and Southeast regions, which we believe is due to the concentration of entrenched chicken QSR brands in southern markets.”

Accordino continued, “Inflationary challenges weighed on our Adjusted Restaurant-Level EBITDA margins during the second quarter as we faced unprecedented cost pressures across nearly all inputs in May and June as the economy shifted into high gear in a very short time period. In particular, labor cost margins reverted to just below second quarter 2019 levels as operating hours normalized and team member average hourly wages increased nearly 12% compared to the same period in 2020 due to market-driven labor constraints. Commodity costs in most categories other than beef also were elevated during the quarter. To help offset these unexpected headwinds, we increased menu prices by about 2% in late July and plan to implement other price increases through the remainder of the year as we deem necessary.”

Accordino concluded, “We remain confident in our business model and its profitability prospects despite the evolving and unpredictable course of the pandemic. We are committed to allocating capital in a disciplined manner, while maintaining substantial liquidity and keeping leverage in check. We therefore view our announcement of a $0.41 per share special cash dividend as representing a tangible action we are taking to enhance shareholder value. We expect that any additional free cash flow generated this year beyond what we will be returning to stockholders through the special cash dividend will be used to reduce our net debt and improve our liquidity.”

Second Quarter 2021 Financial Results

Total restaurant revenue increased 15.2% to $424.5 million in the second quarter of 2021, compared to $368.4 million in the second quarter of 2020. Comparable restaurant sales for the Company’s Burger King restaurants increased 12.6% compared to a 6.4% decrease in the prior year quarter. On a calendar basis, the Company’s second quarter 2021 Burger King same store sales increased 14.2% compared to the Burger King U.S. system comparable sales increase of 13.0%, extending the Company’s record of out-performing the U.S. Burger King system to 20 of the last 22 quarters. The Company’s Popeyes restaurants, which represented 5.2% of total restaurant sales in the second quarter, decreased on a comparable restaurant sales basis by 5.3% compared to a 17.1% increase in the second quarter of 2020.

Adjusted Restaurant-Level EBITDA(1) decreased to $47.9 million in the second quarter of 2021 from $54.1 million in the prior year period. Adjusted Restaurant-Level EBITDA margin declined to 11.3% of restaurant sales from 14.7% in the second quarter of 2020, reflecting higher food, beverage and packaging costs, higher wage and related expenses, and higher other restaurant operating expenses as the Company went from focusing on cost containment in the second quarter of 2020 to a more normal operating environment in the second quarter of 2021. The hourly cost and availability of labor remains a challenge for the restaurant industry. While the Company believes labor shortages had only a minimal adverse impact on second quarter 2021 sales, in order to re-open its restaurants quickly and take advantage of the strengthening economy it necessitated raising wages and utilizing overtime to achieve regular operating hours and maintain staffing levels. The Company believes that over time, labor and commodity costs should begin to normalize, although visibility as to when is impossible to predict at this time given the constantly evolving post-COVID recovery.

General and administrative expenses increased to $20.7 million in the second quarter of 2021 from $18.6 million in the prior year period. The increase was due to short-term pay and travel reductions experienced last year.

Adjusted EBITDA(1) decreased to $29.3 million in the second quarter of 2021 from $38.0 million in the second quarter of 2020. Adjusted EBITDA margin decreased to 6.9% of total restaurant sales from 10.3% due to the factors discussed above. Second quarter 2021 Adjusted EBITDA exceeded second quarter 2019 Adjusted EBITDA of $24.1 million by $5.2 million.

Income from operations decreased to $5.9 million in the second quarter of 2021 from $14.3 million in the prior year quarter.

Interest expense increased to $6.9 million in the second quarter of 2021 from $6.4 million in the second quarter of 2020.

Net Loss was $(9.6) million in the second quarter of 2021, or $(0.19) per diluted share, compared to Net Income of $7.8 million, or $0.13 per diluted share, in the prior year quarter. Net Loss in the second quarter of 2021 included, among other items, $8.5 million of loss on extinguishment of debt, $0.7 million of other expense, net and pre-tax impairment and other lease charges of $0.1 million. Net Income in the second quarter of 2020 included, among other items, $2.9 million of impairment and other lease charges, $0.9 million in abandoned development costs, and $2.0 million in gains related to property damage recoveries and gains on sale leaseback transactions. Adjusted Net Income(1) was $16,000, or $0.00 per diluted share, compared to an Adjusted Net Income of $9.6 million, or $0.16 per diluted share, in the prior year quarter.

Balance Sheet Update

The Company ended the second quarter of 2021 with cash and cash equivalents of $56.2 million, and long-term debt (including current portion) and finance lease liabilities of $521.5 million. This total includes $46.0 million of outstanding revolving credit borrowings under its $175.0 million revolving credit facility. There are also $9.0 million of letters of credit issued under such facility leaving $120.0 million of availability under its revolving credit facility. Including our cash balance, the Company had $176.2 million of available liquidity at the end of the second quarter of 2021. The Company’s Adjusted Leverage Ratio, which compares Total Net Debt of the Company, including Unsecured Senior Notes, to Covenant EBITDA (as defined under the senior credit facility), improved to 3.82 times at the end of the second quarter of 2021 compared to 4.18 times a year ago. The Company’s First Lien Adjusted Leverage ratio improved to 1.36 times as a result of the reduction in secured debt of $273.3 million between the end of 2020 and the end of the second quarter of 2021, due to the private offering of $300 million of 5.875% Senior Notes due 2029 completed in June 2021.

Acquisition of 19 BURGER KING® Restaurants

In June 2021, the Company completed two Burger King restaurant acquisitions of 14 restaurants located in Indiana and five restaurants located in Michigan, for a total purchase price of $30.8 million. This increased the Company’s restaurant store count in two large Midwestern states where the Company already has a significant market presence. The Company intends to enter into sale leaseback transactions prior to the end of the third quarter of 2021 for 12 of these restaurants with total expected proceeds to the Company of approximately $20.1 million. There can be no assurance that these sale leaseback transactions will close in this timeframe or generate such proceeds.

$25 million Special Cash Dividend

The Board of Directors declared a $25 million special cash dividend amounting to $0.41 per share on all issued and outstanding shares of common stock, including common stock issuable on the conversion of our Series B Convertible Preferred Stock. The special cash dividend will be paid on October 5, 2021 to shareholders of record as of the close of business on August 25, 2021. The Company’s preliminary assessment is that the special cash dividend will be treated as a tax-free return of capital causing a reduction in a holder’s adjusted tax basis in Carrols Restaurant Group, Inc. common stock. If a holder’s basis is reduced to zero, any remaining portion of the special cash dividend would be taxed as capital gains. Final determination of the tax treatment will be based on Form 1099s that will be sent to holders in 2022. Holders should consult with their tax advisors to determine tax treatment of the special cash dividend.

Extension of Stock Repurchase Program

During the second quarter of 2021, the Company did not repurchase any shares of its common stock due to a limited trading window as a result of the private debt offering.

The Board of Directors has approved an extension of the Company’s 2019 stock repurchase program, which was set to expire on August 2, 2021 and has approximately $11 million of its original $25 million in capacity remaining. The Company’s stock repurchase program will expire August 2, 2023, unless terminated earlier by the Board of Directors.

Conference Call Today

Daniel T. Accordino, the Company’s Chairman and Chief Executive Officer, and Anthony E. Hull, the Company’s Chief Financial Officer, will host a conference call to discuss second quarter 2021 financial results and provide a business update today at 8:30 AM ET.

The conference call can be accessed live over the telephone by dialing 201-493-6725. A replay will be available one hour after the call and can be accessed by dialing 412-317-6671; the passcode is 13721214. The replay will be available until Thursday, August 19, 2021. Investors and interested parties may listen to a webcast of this conference call by visiting the Investor Relations page of the Company’s website located at www.carrols.com. The press release and related presentation slides will be accessible via the same website page prior to the scheduled call.

About the Company

Carrols is one of the largest restaurant franchisees in North America. It is the largest BURGER KING® franchisee in the United States, currently operating 1,027 BURGER KING® restaurants in 23 states as well as 65 POPEYES® restaurants in seven states. Carrols has operated BURGER KING® restaurants since 1976 and POPEYES® restaurants since 2019. For more information, please visit the Company's website at www.carrols.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties, including without limitation the impact of COVID-19 on Carrols’ business, as included in Carrols' filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

	(unaudited)
	Three Months Ended (a)		Six Months Ended (a)
	July 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020
Restaurant sales	424,541	368,418	814,534	719,936
Costs and expenses:
Food, beverage and packaging costs	126,424	104,703	240,214	207,630
Restaurant wages and related expenses	137,592	111,888	267,238	236,463
Restaurant rent expense	30,591	28,984	60,905	58,438
Other restaurant operating expenses	65,128	54,310	126,547	112,288
Advertising expense	16,939	14,416	32,308	28,292
General and administrative expenses (b) (c)	20,698	18,581	42,067	39,368
Depreciation and amortization	20,421	20,296	41,030	41,327
Impairment and other lease charges	144	2,941	497	5,822
Other expense (income), net (d)	715	(2,003)	942	(1,947)
Total costs and expenses	418,652	354,116	811,748	727,681
Income (loss) from operations	5,889	14,302	2,786	(7,745)
Interest expense	6,942	6,370	13,668	13,510
Loss on extinguishment of debt	8,538	—	8,538	—
Income (loss) before income taxes	(9,591)	7,932	(19,420)	(21,255)
Provision (benefit) from income taxes	(32)	90	(2,693)	(6,888)
Net income (loss)	$(9,559)	$7,842	$(16,727)	$(14,367)

Basic and diluted net income (loss) per share (e)(f)	$(0.19)	$0.13	$(0.34)	$(0.28)
Basic weighted average common shares outstanding	49,917	50,917	49,871	50,869
Diluted weighted average common shares outstanding	49,917	60,332	49,871	50,869

(a)	The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and six months ended July 4, 2021 and June 28, 2020 each included thirteen and twenty-six weeks, respectively.
(b)	General and administrative expenses include acquisition costs of $0.3 million for each of the three months ended July 4, 2021 and June 28, 2020 and $0.3 million and $0.4 million for the six months ended July 4, 2021 and June 28, 2020, respectively.
(c)	General and administrative expenses include stock-based compensation expense of $1.6 million and $1.1 million for the three months ended July 4, 2021 and June 28, 2020, respectively and $3.1 million and $2.2 million for the six months ended and June 28, 2020, respectively.
(d)	Other expense (income), net, for the three and six months ended July 4, 2021 included a loss on disposal of assets of $0.7 million and $0.9 million, respectively. Other expense (income), net, for the three months ended June 28, 2020 included a gain of $1.3 million from insurance recoveries related to property damage at four of the Company's restaurants, a gain on three sale-leaseback transactions of $0.8 million and a loss on disposal of assets of $0.1 million. Other expense (income), net, for the six months ended June 28, 2020 included a gain of $1.6 million from insurance recoveries related to property damage at four of the Company's restaurants, a net gain on ten sale-leaseback transactions of $0.6 million, and loss on disposal of assets of $0.2 million.
(e)	Basic net income (loss) per share was computed without attributing any loss to preferred stock and non-vested restricted shares as losses are not allocated to participating securities under the two-class method.
(f)	Diluted net income (loss) per share was computed including shares issuable for convertible preferred stock and non-vested restricted shares unless their effect would have been anti-dilutive for the periods presented.

Carrols Restaurant Group, Inc.

Supplemental Information

The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)
	Three Months Ended		Six Months Ended
	July 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020
Revenue:
Burger King restaurant sales	$402,659	$345,649	$771,147	$675,286
Popeyes restaurant sales	21,882	22,769	43,387	44,650
Total revenue	$424,541	$368,418	$814,534	$719,936
Change in Comparable Burger King Restaurant Sales (a)	12.6%	(6.4)%	13.6%	(6.0)%
Change in Comparable Popeyes Restaurant Sales (a)	(5.3)%	17.1%	(2.5)%	17.1%

Average Weekly Sales per Burger King Restaurant (b)	$30,701	$26,777	$29,398	$25,675
Average Weekly Sales per Popeyes Restaurant (b)	$25,896	$27,509	$25,673	$26,737

Adjusted Restaurant-Level EBITDA (c)	$47,867	$54,127	$87,351	$76,924
Adjusted Restaurant-Level EBITDA margin (c)	11.3%	14.7%	10.7%	10.7%

Adjusted EBITDA (c)	$29,307	$38,017	$49,173	$41,989
Adjusted EBITDA margin (c)	6.9%	10.3%	6.0%	5.8%

Adjusted Net Income (Loss) (c)	$16	$9,574	$(6,484)	$(9,743)
Adjusted Diluted Net Income (Loss) per share (c)	$—	$0.16	$(0.13)	$(0.19)

Number of Burger King restaurants:
Restaurants at beginning of period	1,010	1,028	1,009	1,036
New restaurants (including offsets)	—	3	2	6
Restaurants acquired	19	—	19	—
Restaurants closed (including offsets)	(2)	(4)	(3)	(15)
Restaurants at end of period	1,027	1,027	1,027	1,027
Average Number of operating Burger King restaurants	1,008.9	993.0	1,009.0	1,011.6

Number of Popeyes restaurants:
Restaurants at beginning and end of period	65	65	65	65
Average Number of operating Popeyes restaurants	65.0	63.7	65.0	64.2

(a)	Restaurants are generally included in comparable restaurant sales 12 months after their acquisition. Sales from newly developed restaurants are included in comparable restaurant sales after they have been open for 15 months. The calculation of changes in comparable restaurant sales is based on a 52-week look back to the comparable thirteen or twenty-six week period.
(b)	Average weekly sales per restaurant are derived by dividing restaurant sales for the thirteen or twenty-six week period by the average number of restaurants operating during such period.
(c)	EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Restaurant-Level EBITDA, Adjusted Restaurant-Level EBITDA margin, Adjusted Net Income (Loss) and Adjusted Diluted Net Income (Loss) per share are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of net income (loss) to EBITDA, Adjusted EBITDA and Adjusted Net Income (Loss), and to the Company's reconciliation of income (loss) from operations to Adjusted Restaurant-Level EBITDA for further detail. Both Adjusted EBITDA margin and Adjusted Restaurant-Level EBITDA margin are calculated as a percentage of restaurant sales. Adjusted diluted net income (loss) per share is calculated based on Adjusted Net Income (Loss) and reflects the dilutive impact of shares, where applicable.

Carrols Restaurant Group, Inc.

Reconciliation of Non-GAAP Measures

(In thousands)

	(unaudited)
	Three Months Ended (a)		Six Months Ended (a)
	July 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020
Reconciliation of EBITDA and Adjusted EBITDA: (b)
Net income (loss)	$(9,559)	$7,842	$(16,727)	$(14,367)
Provision (benefit) for income taxes	(32)	90	(2,693)	(6,888)
Interest expense	6,942	6,370	13,668	13,510
Depreciation and amortization	20,421	20,296	41,030	41,327
EBITDA	17,772	34,598	35,278	33,582
Impairment and other lease charges	144	2,941	497	5,822
Acquisition costs (c)	292	274	292	355
Stock-based compensation expense	1,614	1,109	3,083	2,241
Abandoned development costs (d)	—	869	—	1,557
Pre-opening costs (e)	—	10	29	99
Litigation and other professional expenses (f)	232	219	514	280
Loss on extinguishment of debt	8,538	—	8,538	—
Other expense (income), net (g)(h)	715	(2,003)	942	(1,947)
Adjusted EBITDA	$29,307	$38,017	$49,173	$41,989

Reconciliation of Adjusted Restaurant-Level EBITDA: (b)
Income (loss) from operations	$5,889	$14,302	$2,786	$(7,745)
Add:
General and administrative expenses	20,698	18,581	42,067	39,368
Pre-opening costs (e)	—	10	29	99
Depreciation and amortization	20,421	20,296	41,030	41,327
Impairment and other lease charges	144	2,941	497	5,822
Other expense (income), net (g)(h)	715	(2,003)	942	(1,947)
Adjusted Restaurant-Level EBITDA	$47,867	$54,127	$87,351	$76,924

Reconciliation of Adjusted Net Income (Loss): (b)
Net income (loss)	$(9,559)	$7,842	$(16,727)	$(14,367)
Add:
Impairment and other lease charges	144	2,941	497	5,822
Acquisition costs (c)	292	274	292	355
Abandoned development costs (d)	—	869	—	1,557
Pre-opening costs (e)	—	10	29	99
Litigation and other professional expenses (f)	232	219	514	280
Other expense (income), net (g)(h)	715	(2,003)	942	(1,947)
Income tax effect on above adjustments (i)	(346)	(578)	(569)	(1,542)
Loss on extinguishment of debt	8,538	—	8,538	—
Adjusted Net Income (Loss)	$16	$9,574	$(6,484)	$(9,743)
Adjusted diluted net income (loss) per share (j)	$—	$0.16	$(0.13)	$(0.19)
Adjusted diluted weighted average common shares outstanding	59,431	60,332	49,871	50,869

(a)	The Company uses a 52 or 53 week fiscal year that ends the Sunday closest to December 31. The three and six months ended July 4, 2021 and June 28, 2020 both included thirteen and twenty-six weeks, respectively.

(b)	Within this press release, we make reference to EBITDA, Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Income (Loss) which are non-GAAP financial measures. EBITDA represents net income (loss) before income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, acquisition costs, stock-based compensation expense, abandoned development costs, restaurant pre-opening costs, non-recurring litigation and other professional expenses, loss on extinguishment of debt and other income and expense. Adjusted Restaurant-Level EBITDA represents income (loss) from operations as adjusted to exclude general and administrative expenses, depreciation and amortization, impairment and other lease charges, pre-opening costs, and other income and expense. Adjusted Net Income (Loss) represents net income (loss) as adjusted, net of tax, to exclude impairment and other lease charges, acquisition costs, abandoned development costs, pre-opening costs, non-recurring litigation and other professional expenses, other income and expense and loss on extinguishment of debt.

Carrols Restaurant Group, Inc.

Reconciliation of Non-GAAP Measures

(In thousands)

Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Income (Loss) are presented because the Company believes that they provide a more meaningful comparison than EBITDA and net income (loss) of its core business operating results, as well as with those of other similar companies. Additionally, Adjusted Restaurant-Level EBITDA is presented because it excludes restaurant pre-opening costs, other income and expense, and the impact of general and administrative expenses such as salaries and expenses associated with corporate and administrative functions that support the development and operations of our restaurants, legal, auditing and other professional fees. Although these costs are not directly related to restaurant-level operations, these expenses are necessary for the profitability of our restaurants. Management believes that Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Income (Loss), when viewed with the Company's results of operations in accordance with GAAP and the accompanying reconciliations in the table above, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that Adjusted EBITDA and Adjusted Restaurant-Level EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.

However, EBITDA, Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Income (Loss) are not measures of financial performance or liquidity under U.S. GAAP and, accordingly, should not be considered as alternatives to net income (loss) from operations or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The tables above provide reconciliations between net income (loss) and EBITDA, Adjusted EBITDA and Adjusted Net Income (Loss) and between income (loss) from operations and Adjusted Restaurant-Level EBITDA.

(c)	Acquisition costs for the three and six months ended July 4, 2021 mostly include integration, travel, legal and professional fees incurred in connection with restaurant acquisitions during the second quarter in 2021, which were included in general and administrative expenses. Acquisition costs for the three and six months ended June 28, 2020 mostly include legal and professional fees incurred in connection with the acquisition of 165 Burger King and 55 Popeyes restaurants from Cambridge Franchise Holdings, LLC in 2019 which were included in general and administrative expense.
(d)	Abandoned development costs for the three and six months ended June 28, 2020 represents the write-off of capitalized costs due to the abandoned development in 2020 of previously planned new restaurant locations.
(e)	Pre-opening costs for the three and six months ended July 4, 2021 and June 28, 2020 include training, labor and occupancy costs incurred during the construction of new restaurants.
(f)	Litigation and other professional expenses for the three and six months ended July 4, 2021 and June 28, 2020 include costs pertaining to an ongoing lawsuit with one of the Company's former vendors, as well as other non-recurring professional service expenses.
(g)	Other expense (income), net, for the three and six months ended July 4, 2021, included a loss on disposal of assets of $0.7 million and $0.9 million, respectively.
(h)	Other expense (income), net, for the three months ended June 28, 2020, included gains related to insurance recoveries from property damage at four of the Company's restaurants of $1.3 million, a net gain on three sale-leaseback transactions of $0.8 million and a loss on disposal of assets of $0.1 million. Other expense (income), net, for the six months ended June 28, 2020 included gains related to insurance recoveries from property damage at four of the Company's restaurants of $1.6 million, net gain on ten sale-leaseback transactions of $0.6 million and a loss on disposal of assets of $0.2 million.
(i)	The income tax effect related to the adjustments to Adjusted Net Income (Loss) other than loss on extinguishment of debt was calculated using an incremental income tax rate of 25% for the three and six months ended July 4, 2021 and June 28, 2020. The loss on extinguishment of debt is not adjusted for tax as its benefit was offset by a valuation allowance charge in the three and six months ended July 4, 2021.
(j)	Adjusted diluted net income (loss) per share is calculated based on Adjusted Net Income (Loss) and the dilutive weighted average common shares outstanding for the respective periods, where applicable.

Carrols Restaurant Group, Inc.

Reconciliation of Non-GAAP Measures

(In thousands)

	(unaudited)
	Three Months Ended (a)		Six Months Ended (a)
	July 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020
Reconciliation of Free Cash Flow: (b)
Net cash provided by (used in) operating activities	$19,579	$51,682	$26,615	$47,892
Net cash used for investing activities	(46,167)	(3,038)	(56,794)	(25,006)
Add: cash paid for acquisitions	30,819	—	30,819	—
Total Free Cash Flow	$4,231	$48,644	$640	$22,886

	At 7/4/2021		At 1/3/2021		At 6/28/2020
Long-term debt and finance lease liabilities (c)	$521,451		$494,158		$497,140
Cash and cash equivalents	56,187		64,964		45,978
Net Debt (d)	465,264		429,194		451,162
Senior Secured Net Debt (e)	165,264		429,194		451,162
Adjusted Leverage Ratio (f)	3.82	x	3.82	x	4.18	x
Senior Secured Net Leverage Ratio (g)	1.36	x	3.82	x	4.18	x

(a)	The Company uses a 52 or 53 week fiscal year that ends the Sunday closest to December 31. The three and six months ended July 4, 2021 and June 28, 2020 both included thirteen and twenty-six weeks, respectively.
(b)	Free Cash Flow is a non-GAAP financial measure and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Free Cash Flow is defined as cash provided by operating activities less cash used for investing activities, adjusted to add back cash paid for acquisitions. Management believes that Free Cash Flow, when viewed with the Company's results of operations in accordance with U.S. GAAP and the accompanying reconciliations in the table above, provides useful information about the Company's cash flow for liquidity purposes and to service the Company's debt. However, Free Cash Flow is not a measure of liquidity under U.S GAAP, and, accordingly should not be considered as an alternative to the Company's consolidated statements of cash flows and net cash provided by operating activities, net cash used for investing activities and net cash provided by financing activities as indicators of liquidity or cash flow. Free Cash Flow for the three months ended July 4, 2021 and June 28, 2020 is derived from the Company's consolidated statements of cash flows for the respective six month periods to be presented in the Company’s Interim Condensed Consolidated Financial Statements in its Form 10-Q for the period ended July 4, 2021 and the Company's consolidated statements of cash flows for the previously reported three month periods ended April 4, 2021 and March 29, 2020 contained in the Company’s Form 10-Q for the period ended April 4, 2021.
(c)	Long-term debt and finance lease liabilities (including current portion and excluding deferred financing costs and original issue discount) at July 4, 2021 included $174,000 of outstanding term B loans and $46,000 of outstanding revolving borrowings under the Company's senior credit facilities, $300,000 of 5.875% Senior Notes due 2029 and $1,451 of finance lease liabilities. Long-term debt and finance lease liabilities (including current portion and excluding deferred financing costs and original issue discount) at January 3, 2021 included $419,375 of Term Loan B and $73,875 of Term Loan B-1 borrowings under the Company's senior credit facilities and $908 of finance lease liabilities. Long-term debt and finance lease liabilities (including current portion and excluding deferred financing costs and original issue discount) at June 28, 2020 included $420,750 of outstanding term B loans and $75,000 of outstanding term B-1 loans under the Company's senior credit facilities and $1,390 of finance lease liabilities.
(d)	Net Debt represents total long-term debt and finance lease liabilities less cash and cash equivalents.
(e)	Senior Secured Net Debt represents total net debt less the $300M of unsecured 5.875% Senior Notes.
(f)	Adjusted Leverage Ratio represents the Company's Total Net Leverage Ratio as calculated in accordance with its senior credit facility for each period presented.
(g)	Senior Secured Net Leverage Ratio represents the Company's Net Leverage Ratio as calculated in accordance with its senior credit facility for each period presented.